SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 414a-b(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LASERSIGHT INCORPORATED
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
 ................................................................................
     2)  Form, Schedule or Registration Statement No.:
 ................................................................................
     3)  Filing Party:
 ................................................................................
     4)  Date Filed:
 ................................................................................

                             LASERSIGHT INCORPORATED
                               12161 Lackland Road
                            St. Louis, Missouri 63146


Dear Fellow Stockholder:

          You are invited to attend the Annual Meeting of Stockholders of LaserSight Incorporated to be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri (telephone: (314) 434-5010) on Friday, June 13, 1997 at 10:00 a.m. local time. We are pleased to enclose the notice of our 1997 annual stockholders' meeting, together with the attached Proxy Statement, a proxy card and an envelope for returning the proxy card.

          Please carefully review the Proxy Statement and then complete, date and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

          If you have any questions or need assistance in how to vote your shares, please call Marti Benfield, Investor Relations Manager at (314) 469-3220. Your time and attention are appreciated.


                                           Sincerely,



                                           /S/ Michael R. Farris
                                           -------------------------------
                                           Michael R. Farris
                                           President and Chief Executive Officer



May 21, 1997

                             LASERSIGHT INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of LaserSight Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June 13, 1997 at 10:00 a.m. local time, at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri, for the following purposes:

        1. To elect the directors to serve until the next annual meeting;

        2. To ratify the appointment of KPMG Peat Marwick LLP as auditors of the Company for the 1997 fiscal year; and

        3. To transact such other business that is properly brought before the meeting.

     Only holders of Common Stock of record on the books of the Company at the close of business on May 7, 1997 will be entitled to vote at the Annual Meeting.

     The Board of Directors' nominees for Director are set forth in the accompanying Proxy Statement.

     Your vote is important. All stockholders are invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please mark, date and sign your Proxy and return it promptly in the enclosed envelope. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.


                                              By Order of the Board of Directors



                                              /s/ Gregory L. Wilson
                                              ----------------------------
                                              Gregory L. Wilson
                                              Secretary

St. Louis, Missouri
May 21, 1997



            THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED
               IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE
                         IF MAILED IN THE UNITED STATES.

                             LASERSIGHT INCORPORATED
                               12161 Lackland Road
                            St. Louis, Missouri 63146



                                 PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders on Friday, June 13, 1997, or at any adjournment thereof. The Annual Meeting will be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri at 10:00 a.m. local time. This Proxy Statement is being mailed to stockholders commencing on or about May 21, 1997.


                 INFORMATION CONCERNING SOLICITATION AND VOTING
                 ----------------------------------------------

     Revocability of Proxies. Any stockholder who executes and returns a Proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

      Record Date; Voting. Stockholders of record as of the close of business on May 7, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 9,360,560 shares of common stock, $.001 par value (the "Common Stock"), of the Company were outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. The presence of holders of a majority of the outstanding shares of Common Stock, whether in person or by proxy, will constitute a quorum at the Annual Meeting. The Company's Certificate of Incorporation does not provide for cumulative voting. Abstentions will be considered present for purposes of determining whether a quorum exists. Votes withheld for director nominees will be disregarded. "Broker non-votes" (that is, shares represented at the Annual Meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) are considered not entitled to vote, and thus they do not count towards a quorum. (However, if they are voted with respect to any item or if a proxy is signed and returned, even if it is not marked with respect to any vote, they will count towards a quorum.) A plurality of the votes of the shares present and entitled to vote on the election at the Annual Meeting is required to elect directors. The affirmative vote of the holders of a majority of the shares of Common Stock present (either in person or by proxy) and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997. In accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws, (i) for the election of directors, which requires a plurality of the votes present, votes withheld and broker non-votes will not be counted, and (ii) for the adoption of all other proposals, which require a majority of the shares of the Common Stock present in person or by proxy and entitled to vote, broker non-votes will not be considered present, but abstentions will have the effect of a vote against such proposals.

      Solicitation. The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telecopier.

      Deadline for Receipt of Stockholder Proposals. Proposals of stockholders which are intended to be presented by such stockholders at the Company's next annual meeting of stockholders to be held in 1998 must be received by the Company no later than January 21, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
           -----------------------------------------------------------

      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 11, 1997 by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each Director, and (iii) all officers and directors of the Company as a group. The number of shares of Common Stock shown as owned below assumes the exercise of all currently exercisable options held by the applicable person or group, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" of the Common Stock has been determined in accordance with the rules of the Securities and Exchange Commission ("SEC").


                                                                           Number of             Percentage
                                                                           Shares of              of Common
Name of Individual or Group           Position Held                      Common Stock            Stock Owned
---------------------------           -------------                      ------------            -----------
Francis E. O'Donnell, Jr., M.D.       Chairman of the Board,             500,261 (1)(2)              5.1
   1028 S. Kirkwood                   Director
   St. Louis, MO  63122
Michael R. Farris                     President and Chief Executive      461,700 (2)                 4.7
                                      Officer, Director
Emanuela Dobrin-Charlton, Ph.D.       Director                            61,500 (2)                  *
J. Richard Crowley                    Director                            25,000 (2)                  *
Richard C. Lutzy                      Director                            15,000 (2)                  *
Thomas Quinn                          Director                            25,000 (2)                  *
David T. Pieroni                      Director                           102,500 (2)                 1.1
Richard Stensrud                      Chief Operating Officer             25,110 (2)                  *
Gregory L. Wilson                     Chief Financial Officer             25,000 (2)                  *
All directors and executive officers
   as a group (9 persons)                                              1,241,071 (2)                12.7
---------------------------------

*       Less than 1%.


(1) Includes 357,983 shares held by Irrevocable Trust No. 7 for the benefit of Francis E. O'Donnell, Jr., M.D., of which Trust Ms. Kathleen M. O'Donnell is trustee (the "O'Donnell Irrevocable Trust No. 7") and 22,778 shares held by Francis E. O'Donnell, Jr. Descendants Trust, of which Trust Ms. O'Donnell is trustee (the "Descendant's Trust"). Ms. O'Donnell is Dr. O'Donnell's sister. Dr. O'Donnell disclaims beneficial ownership of these shares.
(2) Includes options to acquire shares of Common Stock exercisable on or before June 10, 1997, as follows: Dr. Francis E. O'Donnell, Jr. (91,000); Michael Farris (49,500); Emanuela Dobrin-Charlton (61,500); J. Richard Crowley (25,000); Richard C. Lutzy (15,000); Thomas Quinn (25,000); David T. Pieroni (100,000); Richard Stensrud (25,000); Gregory L. Wilson (10,000); and all officers and directors as a group (402,000).


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
                -------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and over-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and over-10% beneficial owners during or with respect to the year ended December 31, 1996 were met, except that Mr. Pieroni filed Form 3 after its required filing date (no holdings were required to be disclosed on such form), Mr. Pieroni filed a late form reporting a single transaction, and Robert Qualls, a former officer and director, filed a late Form 4 reporting several transactions.


 1.  ELECTION OF DIRECTORS

     The nominees for the Board of Directors are set forth below. At the Annual Meeting, the shares of Common Stock represented by proxies in the form accompanying this Proxy Statement, unless otherwise specified, will be voted to elect the nominees named below. The terms of all incumbent directors expire at the 1997 Annual Meeting of Shareholders or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding and until their election and until their successors have been duly elected and qualified. All seven of the nominees are currently directors of the Company and are standing for reelection.

     The nominees have agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of the person, if any, recommended by the Board of Directors or, in the alternative, for holding a vacancy to be filled by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     There follows the names and ages of the Nominees, the year each individual began continuous service as Director of the Company, and the business experience of each, including principal occupations, at present and for at least the past five years.

Nominees for Election at the Annual Meeting
-------------------------------------------

Michael R. Farris (37)                                       Director since 1995

     Mr. Farris has been the Company's President and Chief Executive Officer since November 1995. Previously, Mr. Farris was the President and Chief Executive Officer of MRF, Inc. (which does business under the name "The Farris Group") since 1990, a role he continued after its acquisition by the Company in February 1994. Prior to 1990, Mr. Farris was President and Chief Executive
Officer of predecessor consulting and search firms for approximately seven years.

Francis E. O'Donnell, Jr., M.D. (47)                         Director since 1992

     Dr. O'Donnell has been the Company's Chairman of the Board since April 1993. He also was Chief Executive Officer of the Company from April 1993 to July 1993. He is a Clinical Professor of Ophthalmology at the St. Louis University School of Medicine. He is also Medical Director of the O'Donnell Eye Institute, St. Louis, Missouri, which has performed photorefractive keratectomy procedures since 1989. Dr. O'Donnell is the Chairman of the Board, President and Chief Executive Officer of PerArdua, Inc., a developmental stage pharmaceutical company.

Emanuela Dobrin-Charlton, Ph.D. (63)                         Director since 1991

     Dr. Dobrin-Charlton has been the Director of Regulatory Affairs of the Company's LaserSight Technologies subsidiary since January 1993. Dr. Dobrin-Charlton previously was the founder and president of North America Health Resources, Sarasota, Florida, a privately-held health care and regulatory consulting firm. Dr. Dobrin-Charlton is a director of PerArdua, Inc., a developmental stage pharmaceutical company, for which she performs certain consulting services without additional compensation.

Thomas Quinn (48)                                            Director since 1994

     Mr. Quinn has since 1995 been Vice-President of the Hospital Alliance Division of Olsten Kimberly QualityCare, of Melville, New York, a home health care management services provider and a subsidiary of Olsten Corp. From 1992 to 1995, he was Vice President of Sales and Marketing of Integrated Health Services, Inc., Hunt Valley, Maryland, a post-acute care provider. From 1989 to 1992, Mr. Quinn was Vice President and a Chief Operating Officer of Info Tech, Inc., a privately-held home infusion treatment company, Englewood Cliffs, New Jersey. Mr. Quinn is a director of PerArdua, Inc., a developmental stage pharmaceutical company.

Richard C. Lutzy (51)                                        Director since 1995

     Mr. Lutzy is the founder and since 1988 has been the Chief Executive Officer of Palmer Capital Corporation, a financial advisory and venture capital services company. Mr. Lutzy is a director of Acamedica, a privately-held, New Jersey-based demand management company, and Markman Company, a privately-held, Dallas-based insurance financial services organization. From 1981 through 1987,

Mr. Lutzy was an executive with Merrill Lynch & Company where he was Managing Director of Merrill Lynch Private Capital, Ltd., a London-based investment banking subsidiary.

J. Richard Crowley (42)                                      Director since 1994

     Mr. Crowley has been the Chief Operating Officer and Chief Financial Officer of Clinical Diagnostic Systems, Inc., Orlando, Florida, a privately-held medical diagnostic testing company, since 1991. From 1984 to 1991, he was President and Chief Financial Officer of Control Laser Corporation, Orlando, Florida, a privately-held manufacturer of industrial lasers. Mr. Crowley is a director of Tel-Com Wireless Cable TV Corporation., a Daytona Beach, Florida wireless cable pay-television firm.

David T. Pieroni  (51)                                       Director since 1996

     Mr. Pieroni is President of Pieroni Management Counselors, Inc., a management consulting company, and has served in such capacity from 1990 to 1991, during a portion of 1995 and since September 1996. Mr. Pieroni had been President of The Farris Group from November 1995 to September 1996. From 1991 to 1995, Mr. Pieroni was President of Spencer & Spencer Systems, Inc., a privately-held information systems consulting company. From 1977 to 1990, Mr. Pieroni was a partner at a predecessor of Ernst & Young LLP, working in its health care and management consulting practice. Mr. Pieroni is a director of Citation Computer Systems Inc., a health care software company.

  The Board of Directors recommends that stockholders vote "FOR" its nominees.
  ----------------------------------------------------------------------------

Other Executive Officers
------------------------

        The following executive officers of the Company are not directors:

Richard L. Stensrud (60)

     Mr. Stensrud has served as the Chief Operating Officer of the Company since September 1996. He had previously served as a Director from June 1995 until September 1996 and had operated a consulting practice serving small companies in the health care industry since 1987. Mr. Stensrud served as the President and Chief Executive Officer of Kimed Health Systems, Inc., of Fort Worth, Texas, a privately-held health care provider, from 1991 to 1992 and was its Chairman of the Board from March 1992 until December 1995. Mr. Stensrud is also a director of Horizon Medical, Inc., of Santa Ana, California, a privately-held specialty medical product manufacturer, and ADA Enterprises, Inc., of Northwood, Iowa, a privately-held manufacturer of specialty flooring materials.

Gregory L. Wilson (39)

     Mr. Wilson has served as Chief Financial Officer of the Company since July 1994. Mr. Wilson also has been Chief Financial Officer of The Farris Group, a wholly-owned subsidiary of the Company, since 1993. Prior to joining The Farris Group, Mr. Wilson served as a management consultant with Deloitte & Touche LLP, an international accounting and consulting firm, from 1986 to 1993, planning and managing financial and reorganization projects for a variety of clients.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES
                   ------------------------------------------

     During 1996, the Board of Directors met 12 times. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of the meetings of committees on which such director serves.

     The Board of Directors has established an Executive Committee, an Audit and Finance Committee, an Executive Compensation and Stock Option Committee and a Nominating Committee. The Company's by-laws provide that each such committee shall consist of one or more directors appointed by the Board of Directors.

     The Executive Committee is responsible for facilitating certain executive actions, thereby eliminating the need for full Board approval for such actions. Specific duties, responsibilities and authority are established by the full Board of Directors from time to time. In 1996, the Executive Committee met once. The Executive Committee consists of Messrs. O'Donnell and Farris.

     The Audit and Finance Committee is responsible for recommending the appointment of independent accountants; reviewing the arrangements for and scope of the audit by independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; discussing with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and reviewing the terms of potential acquisitions. In 1996, the Audit and Finance Committee met 11 times. The Audit and Finance Committee consists of Messrs. Lutzy, Crowley and Pieroni.

     The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, candidates for election to the Board of Directors. The Nominating Committee considers suggestions from many sources regarding possible candidates for director. Although there are no formal procedures for shareholders to recommend nominations, the Nominating Committee will consider shareholder recommendations for the 1998 Annual Meeting. Any such recommendation, together with appropriate biographical information and a statement of the reasons for such recommendation, should be addressed to Mr. Gregory L. Wilson, Secretary of the Company, and received at the Company's principal offices by December 31, 1997. In 1996, the Nominating Committee met two times. The Nominating Committee consists of Messrs. Crowley, Lutzy and Quinn.

     The Executive Compensation and Stock Option Committee is responsible for reviewing the Company's general compensation strategy; establishing salaries and reviewing benefit programs for certain executive officers; reviewing, approving, recommending and administering the Company's stock option plans and certain other compensation plans; and approving certain employment contracts. In 1996, the Executive Compensation and Stock Option Committee met six times. The Executive Compensation and Stock Option Committee consists of Messrs. Quinn, Crowley and Lutzy.

                            COMPENSATION OF DIRECTORS
                            -------------------------

     Directors who are also full-time employees of the Company received no additional cash compensation for services as directors. Each non-employee Director received a fee of $500 for each board and committee meeting attended. In addition, during 1996, each non-employee director was granted options to purchase a total of 10,000 shares of Common Stock at an exercise price of $12.00 per share (100% of the market price of Common Stock on the date of grant) under the Company's Non-Employee Directors Stock Option Plan.

     In November 1996, the Company extended a consulting agreement with Ms. Dobrin-Charlton, a director of the Company, that provides for compensation for consulting services related to the Company's regulatory affairs. During 1996, Ms. Dobrin-Charlton received $74,000 based on the original and extended terms of the agreement. Ms. Charlton is currently being compensated for her consulting services at the rate of $6,500 per month. In addition, Ms. Charlton is entitled to receive an option to purchase 5,000 shares of Common Stock for each protocol submitted to the FDA and an additional option to purchase 5,000 shares upon each approval of a protocol by the FDA. The exercise prices of such options equal 100% of the market price of the Common Stock on the applicable date of grant. Ms. Dobrin-Charlton received options for 10,000 shares under this arrangement during 1996. Ms. Dobrin-Charlton also receives compensation as a director of the Company.

     In June 1995, the Company entered into a consulting agreement with Mr. Lutzy, a director of the Company, that provides for compensation for consulting services related to financing issues. Based on an oral modification of the terms of the agreement, Mr. Lutzy received $25,000 during 1996. The agreement was discontinued in May 1996. Mr. Lutzy also receives compensation as a director of the Company.


                             EXECUTIVE COMPENSATION
                             ----------------------

     The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during 1994, 1995 and 1996 for (i) the Company's Chief Executive Officer ("CEO"), (ii) each of the other executive officers of the Company serving at December 31, 1996 whose total annual salary and bonus for 1996 exceeded $100,000, and (iii) the one former executive officer of the Company whose total annual salary and bonus for 1996 exceeded $100,000 (collectively, the "Named Executive Officers"). During such years, the Company did not make any grants of stock appreciation rights ("SARs") or restricted stock or any awards or payouts under any long-term incentive plan.


                           Summary Compensation Table
                                                                                                   Long
                                                                                                   Term
                                                                                                  Compen-
                                                                                                  sation
                                                                                                  Awards
                                                                                                  ------
                                                                                                                    All
                                                   Annual Compensation             Other        Securities         Other
  Name and Principal Position                      -------------------             Annual       Underlying        Compen-
  ---------------------------                                                      Compen-       Options/         sation
                                       Year     Salary ($)       Bonus ($)         sation         SARs(#)           ($)
                                       ----     ----------       ---------         ------         -------         -------
Michael R. Farris................      1996       250,000             --              --              --             --
    President and Chief Executive      1995       150,000         120,178             --           35,000            --
    Officer(1)                         1994       137,500          77,258             --           20,000            --
David T. Pieroni.................      1996       112,500          75,000             --          200,000 (3)     75,000 (4)
    Former President of MRF, Inc.      1995        35,000          25,000             --              --              --
    (The Farris Group) and Chief       1994           --              --              --              --              --
    Development Officer(2)
Gregory L. Wilson................      1996       120,000             --              --              --              --
    Chief Financial Officer(5)         1995       105,000          10,000             --           10,000             --
                                       1994        81,000          10,000             --           15,000             --


(1) Mr. Farris became an employee of the Company in February 1994 and has served as President and CEO since November 1995.
(2) Mr. Pieroni served in such capacities from November 1995 to September 1996, when he resigned his positions as an officer and became a Director.
(3) In connection with Mr. Pieroni's resignation, his option was cancelled as to 100,000 shares and became fully exercisable at any time until March 15, 2001 as to the remaining 100,000 shares subject to the option.
(4) Includes severance payments in the amount of $75,000 paid in 1996 and in 1997. See "Severance Arrangement" below.
(5) Mr. Wilson became an employee of the Company in February 1994 and has served as CFO since July 1994.

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers during 1996. No SARs were granted during 1996.

                      Option/SAR Grants In Last Fiscal Year

                                Individual Grants
                                -----------------
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                Annual Rates of Stock
                                Number of       % of Total                                      Price Appreciation for
                               Securities        Options/       Exercise                             Option Term
                               Underlying          SARs           or                               ----------------
                                Options/        Granted to       Base           Expira-
                                  SARs         Employees in      Price           tion
        Name                   Granted (#)     Fiscal Year       ($/Sh)          Date         5% ($)           10% ($)
        ----                   -----------     -----------       ------          ----         ------           -------
Michael R. Farris.........        --               --              --             --             --               --
David T. Pieroni..........      200,000           34.8%          $11.25         3/15/01       621,634 (1)     $1,373,648 (1)
Gregory L. Wilson.........        --               --              --             --             --               --

(1)  Does not reflect cancellation of an option as to 100,000 shares in September 1996.

     The following table sets forth certain information relating to options held by the Named Executive Officers at December 31, 1996.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values


                                                                                             Value of Unex-
                                                                    Number of Secu-             ercised
                                                                   rities Underlying          In-the-Money
                                 Shares            Value              Unexercised               Options/
                               Acquired on         Real-            Options/SARs at             SARs at
                               Exercise (#)        ized ($)(1)      Year-End (#)(1)         Year-End($)(1)(2)
                               ------------        -----------      ---------------         -----------------

                                                                      Exercisable/             Exercisable/
         Name                                                         Unexercisable            Unexercisable
         ----                                                         -------------            -------------
Michael R. Farris............       --              --                 55,000/0                  $37,600/0
David T. Pieroni.............       --              --                 100,000/0                    $0/0
Gregory L. Wilson............       --              --                 10,000/0                     $0/0

(1) No SARs have been issued by the Company.
(2) Each amount has been determined by multiplying the number of option shares by the positive difference, if any, between $6.50, the closing price of the Common Stock on the Nasdaq National Market on December 31, 1996, and the exercise price for the applicable option.


Employment Agreements
---------------------

     In December 1995, the Company entered into separate employment agreements with Mr. Farris and Mr. Pieroni (the "Employment Agreements"). Each Employment Agreement provides for a three-year term, an annual salary of $150,000, and an annual bonus equal to 10% of the net pre-tax profit of MRF, Inc. (The Farris Group). If either officer's employment is terminated by the Company without "cause" or by either officer with "good reason" (as such terms are defined in the Employment Agreements), such officer shall be entitled to all salary and other benefits under his Employment Agreement through the lesser of (i) the remaining term of the Agreement or (ii) one year after the date of his termination. Under such circumstances, the amount of bonus for the post-termination period shall equal the greater of (x) $100,000 or (y) the product of the most recent actual quarterly bonus amount multiplied by the number of full or fractional fiscal quarters during a one-year post-termination period. Each Employment Agreement includes non-compete and confidentiality covenants. Mr. Farris' current agreement was an amendment to the employment agreement which has been in effect since February 1994. The Company intends to revise Mr. Farris' employment agreement during 1997 to link his bonus opportunity to company-wide performance rather than to the performance of The Farris Group.

     In September 1996, the Company entered into an employment agreement with Mr. Stensrud (the "Stensrud Agreement"). The Stensrud Agreement provides for a four-year term, an annual salary of $150,000, stock options for 100,000 shares to be granted under the 1996 Equity Incentive Plan, a car allowance and other expense reimbursements, and reimbursement of initiation fees and dues for a club of Mr. Stensrud's choosing. If Mr. Stensrud's employment is terminated without "cause" (as defined in the Stensrud Agreement), Mr. Stensrud shall be entitled to his base salary for one year after the date of his termination. The Stensrud Agreement includes non-compete and confidentiality covenants.

Severance Arrangement
---------------------

     In connection with the resignation of Mr. Pieroni as President of MRF, Inc. (The Farris Group) and Chief Development Officer of the Company in September 1996, the Company agreed, in lieu of the provisions under his Employment Agreement, to the following: (i) the payment of six months salary ($75,000) in monthly installments, (ii) the amendment of Mr. Pieroni's Option Agreement to provide that (x) as to 100,000 shares, such options become fully exercisable, and (y) as to the remaining 100,000 shares, the options will be cancelled and
(iii) the continuation of a car allowance, office space and clerical support for six months. The Company is in the process of confirming in writing the agreement as to Mr. Pieroni's options and, in connection with that process, is considering whether the options should remain exercisable for more than 90 days after the termination of Mr. Pieroni's service as a director.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     In October 1995, the Board of Directors revised the Executive Compensation and Stock Option Committee to consist of Messrs. Lutzy and Stensrud. In September, 1996, Messrs. Quinn and Crowley replaced Mr. Stensrud on the Committee. None of the members of this Committee were employees of the Company while serving on the Committee. Mr. Stensrud became an officer and employee of the Company after his resignation from the Board in September 1996.

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

     The Compensation Committee of the Board of Directors, composed of independent outside directors, is responsible for setting the policies that govern the Company's compensation programs, administering the Company's equity compensation plans, and establishing the cash compensation of executive officers. The Committee's objectives are to establish compensation programs designed to attract, motivate, retain, and reward executives who can lead the Company in achieving its long-term business goals in a highly competitive and rapidly changing industry, whose services the Company needs to maximize its return to shareholders, and to ensure that management compensation is reasonable in light of the Company's objectives, compensation for similar personnel in other companies, and other relevant criteria. The compensation mix for executive officers consists of base salaries, a cash bonus system, and stock option awards. As a result, much of an executive officer's compensation is based upon the financial performance of the Company.

     The Committee periodically establishes each executive officer's base salary
based  on  the   Committee's   evaluation  of  the  officer's   performance  and
contribution in the previous year and on competitive pay practices.

     The Chief Executive Officer's cash and bonus compensation is based on an employment agreement which has been in effect with only minor changes since February 2, 1994 when Mr. Farris sold The Farris Group to the Company. The agreement is partially based on the results of The Farris Group subsidiary. After Mr. Farris assumed the role of CEO in November 1995, the agreement was amended on December 29, 1995 to reflect that change, but Mr. Farris's bonus remained linked to the performance of the Farris Group. See "Employment Agreements" section. Due to the additional duties and Company-wide responsibilities inherent in the new role the Committee authorized a higher base salary for Mr. Farris in 1996 with any bonus at the Committee's discretion and not tied to one subsidiary's results. In light of the Company's loss in 1996, the Committee did not award Mr. Farris any bonus or stock options for 1996. The Committee intends to continue its review of such agreement during 1997 to ensure a proper alignment between compensation and the company-wide duties of Mr. Farris.

     The Compensation Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and stockholders. Stock options, therefore, are granted by the Committee at option prices not less than the fair market value of Common Stock on the grant date. Thus stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Compensation Committee determines which employees receive stock option grants by evaluating the responsibilities and relative positions of key employees in comparison to like or similar positions at competitor companies.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer or four other most-highly compensated executive officers named in the proxy statement. The Compensation Committee has reviewed the possible effect on the Company of Section 162(m), and it does not believe that such section will be applicable to the Company in the foreseeable future, but will review compensation practices as circumstances warrant. To this effect, the 1996 Equity Incentive Plan made it possible for the Company to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant effect whether or not compensation received from a stock option is counted in determining whether an executive officer has received compensation in excess of $1 million.

Compensation Committee

      Thomas Quinn
      J. Richard Crowley
      Richard Lutzy

Performance Information
-----------------------

     The following graph compares the performance of the Company's cumulative shareholder return at December 31 of each year between 1991 and 1996 in the with shareholder returns on (i) the Nasdaq Non-Financial Composite Index, (ii) the Nasdaq National Market Composite Index, (iii) the Standard & Poors High Tech Composite Index and (iv) the Standard & Poors 500 Composite index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1991 and that all dividends, if any, were reinvested. The Company has changed from the Standard & Poor's indices to the Nasdaq indices because it believes that the companies included in the Nasdaq indices provide a better comparison, based on the Company's size and history, than do companies included in Standard & Poor's indices.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   Base Point        Return        Return        Return       Return        Return
Company/Index Name                    1991            1992          1993          1994         1995          1996
------------------                    ----            ----          ----          ----         ----          ----
LASERSIGHT
INCORPORATED                           100           256.89        183.91        289.00       306.52        151.80

NASDAQ NON-FINANCIAL                   100           109.39        126.30        121.44       169.24        205.62

NASDAQ NATIONAL MARKET                 100           116.38        122.91        130.59       184.68        227.17

S&P HIGH TECH COMPOSITE                100           104.13        128.09        149.29       215.04        305.07

S&P 500                                100           107.62        118.46        120.03       165.13        203.05

Certain Relationships and Related Transactions
----------------------------------------------

     LaserSight Centers. In March 1997, pursuant to an amendment to a previously-reported 1993 acquisition agreement (as so amended, the "Amended Centers Agreement"), the Company issued 625,000 unregistered shares of Common Stock to a group of former shareholders and former optionholders (the "Former Centers Holders") of LaserSight Centers Incorporated ("LaserSight Centers"), a developmental stage company that the Company acquired in April 1993 and through which the Company intends to begin to provide services for ophthalmic laser surgical centers using excimer and other lasers. The Amended Centers Agreement also provides for issuance of up to 600,000 additional shares of Common Stock to the Former Centers Holders to the extent that a revised earnout (as described below) is satisfied through March 31, 2002. Trusts for the benefit of Dr. O'Donnell, the Chairman of the Board of the Company, or his descendants (collectively, the "O'Donnell Trusts") received 226,644 (approximately 36%) of the 625,000 shares and would be entitled to receive the same percentage of any additional shares issued. Certain former officers and directors of the Company are also parties to the Amended Centers Agreement.

     Under the Amended Centers Agreement, Earnout Shares are issuable at the rate of one share of Common Stock per $4.00 of PRK Earnings (as defined) received by the Company between April 1, 1997 and March 31, 2002. For this purpose, the following items are considered revenue: (i) per procedure revenues received by the Company in connection with the utilization of a fixed or mobile excimer laser owned or operated by the Company to perform photorefractive keratectomy ("PRK") and treat myopia, astigmatism and hyperopia; (ii) revenues received by the Company from managed care companies or employers which are specifically designated as being in exchange for arranging for the delivery of PRK, and (iii) any license fee, royalty or similar payment received by the Company exclusively on account of patents which have been assigned to LaserSight Centers. The definition of "PRK Earnings" is otherwise generally similar to that of operating income and does not reflect general corporate overhead (unless directly attributable to the performance of PRK procedures), depreciation of equipment, amortization (unless associated with patents transferred to the Company by a Former Centers Holder or patents related to PRK), taxes or interest expense. The Amended Centers Agreement expressly excludes the following from the computation of PRK Earnings: (i) revenues derived from the manufacture and servicing of excimer lasers, (ii) fees from patents not assigned to LaserSight Centers, (iii) managed care fees for non-PRK services, and (iv) revenues from non-excimer procedures.

     The management of the Company believes that these exclusions will benefit the Company by eliminating uncertainty as to how the LaserSight Centers earnout is to be computed. In addition, the Company is no longer required to use LaserSight Centers as its exclusive representative in the U.S. and Canada for the sale and distribution of ophthalmic refractive lasers or related refractive procedures. However, it may be in the interest of Dr. O'Donnell for the Company to pursue business strategies that maximize the issuance of Earnout Shares.

     The Company has granted "piggyback" registration rights to the Former Centers Holders (including the O'Donnell Trusts) relating to the 600,000 contingently-issuable shares. The Company has not granted any registration rights in respect of the 625,000 recently-issued shares except as follows: The Amended Centers Agreement required the Former Centers Holders to deliver 73,965 of such 625,000 issued shares to Samuel S. Duffey on or before March 15, 1997. Under the terms of a December 1996 litigation settlement agreement (as amended) between the Company and Mr. Duffey, such 73,965 shares, together with an additional 8,628 shares issued to Mr. Duffey under the Amended Centers Agreement, are to be registered under the Securities Act of 1933 no later than June 1, 1997.

     In March 1997, the Company also amended its previously-reported royalty agreement (as so amended, the "Amended Royalty Agreement") with Laser Partners, a Florida general partnership, that it had entered into shortly before the LaserSight Centers acquisition. The Amended Royalty Agreement reduces the maximum per eye royalty to be paid by the Company from $86 to $43 (payable either in cash or unregistered shares of Common Stock), and will delay the commencement of such royalty payments until after March 2002 or, if sooner, the delivery of all of the 600,000 shares contingently issuable under the earnout provisions of the Amended Centers Agreement. The Company's obligations under the Amended Royalty Agreement are perpetual. The Company understands that one of the O'Donnell Trusts is a partner of Laser Partners with a 36% partnership interest and that certain former officers and directors of the Company are partners of Laser Partners.

     The Amended Royalty Agreement provides that the Company is not required to pay a royalty in connection with any of the following: (i) procedures which do not involve both an excimer laser and the performance of PRK (e.g., follow-up treatment related to the removal of cataracts, iridotomy, treatment of glaucoma, etc.), (ii) laser procedures which are performed by a third party in connection with any license, royalty or other similar arrangement granted by the Company, and (iii) laser procedures which are performed pursuant to a contract with an insurance company, health maintenance organization, preferred provider organization, or a similar managed care company or an employer, pursuant to which the Company agrees to arrange for the delivery of eye care services other than PRK or for eye care services which include PRK without any identifiable fee attributable thereto. The management of the Company believes that these exclusions will reduce the scope of the Company's obligation to make royalty payments. It may be in the interest of Dr. O'Donnell for the Company to pursue business strategies that maximize such royalty payments.

     Both the Amended Centers Agreement and the Amended Royalty Agreement were approved by a special committee of the Board of Directors consisting of disinterested directors. The Board of Directors has discretion to discontinue, sell or transfer at any time the Company's business related to arranging for the performance of PRK.

      As previously reported, in April 1993, a stockholder's derivative action was filed against the Company's then-directors (including Dr. O'Donnell), alleging breaches of fiduciary duty in connection with the acquisition of LaserSight Centers and certain other matters. In July 1995, pursuant to the terms of a previously-reported settlement of the shareholder action, the number of Earnout Shares was reduced from 1,500,000 to 1,265,333 and the maximum per eye royalty payable to Laser Partners was reduced from $100 to $86.

     Sale of Laser System. As previously reported, in December 1995, the Company sold one of its laser systems to a company owned by Dr. O'Donnell, the Chairman of the Board of the Company, at a price of $235,000 for use in clinical trials. The Company received payment of the $235,000 amount (on which no interest was charged) in January 1997.

     Manufacturer's Representative Agreement. In September 1995, the Company entered into a manufacturer's representative agreement with a firm affiliated with Mr. Randall Charlton, the spouse of Ms. Dobrin-Charlton, a director of the Company. The agreement provides for the representation of the Company on an exclusive basis in specified Middle Eastern countries for a period of 16 months, with automatic renewals if specified sales targets are met. Under the agreement, a commission of 12% of the sales price is payable on each laser system sold. During 1996, a commission of $5,500 was paid under the agreement, with an additional $20,750 to be payable upon the Company's collection of the outstanding account receivable. The Company understands that Mr. Charlton receives all commissions payable by the Company under the agreement.

     Acquisition of MRF, Inc. In December 1995, the Company and Mr. Farris, the President and Chief Executive Officer of the Company, agreed to amend the agreement pursuant to which the Company had acquired MRF, Inc. (The Farris Group) from Mr. Farris in February 1994 in exchange for cash in the amount of $635,000, a 8% promissory note in the principal amount $1,365,000, a contingent right to receive up to an aggregate of 750,000 shares of Common Stock (the "MRF Earnout Shares"). The purchase agreement for the transaction originally provided that, for each year during the 1994-98 period, the number of MRF Earnout Shares would equal the net pre-tax income of MRF, Inc. and its subsidiaries for that year divided by $3.3 million. In December 1995, the Company and Mr. Farris agreed that the MRF Earnout Shares would be issued in January 1997 (based on MRF's annual performance during 1994, 1995, and 1996) and in January 1999 (based on MRF's annual performance during 1997 and 1998). The balance due under the promissory note was paid in January 1996. The 406,700 shares which had been earned under the amended agreement for the three-year period ended December 31, 1996 were issued in April 1997. It may be in the interest of Mr. Farris for the Company to pursue business strategies that maximize the issuance of MRF Earnout Shares.

     Consulting Arrangement. In January 1997, the Company's LaserSight Technologies subsidiary entered into a consulting arrangement with the O'Donnell Eye Institute ("Institute") for the services of Dr. Byron A. Santos, an ophthalmologist employed by the Institute. Dr. O'Donnell, the Chairman of the Board of the Company, is the Medical Director and owner of the Institute. Such services are related to the development of the Company's Laser
Trabeculodissection technique for glaucoma surgery, including use of the LaserScan 2000 excimer laser system for such technique, clinical protocols for the study of this technique, and the training of other ophthalmologists who may participate in studies and clinical trials. The Company expects that this arrangement will be incorporated into a written consulting agreement with Dr. Santos, subject to the approval of the agreement by the Audit and Finance Committee of the Board of Directors. The agreement is expected to provide for the availability of Dr. Santos for at least 40 hours per month, a consulting fee of $8,000 per month that does not depend on the actual amount of consulting time, and a 60-month term ending December 31, 2001 with no provision for termination before that date.

2.  INDEPENDENT AUDITORS

Ratification of Auditors
------------------------

     The Board of Directors recommends that stockholders ratify the appointment of KPMG Peat Marwick LLP by voting "FOR" ratification of KPMG Peat Marwick LLP as the Company's auditors for 1997. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     KPMG Peat Marwick LLP has audited the Company's financial statements for fiscal years 1995 and 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                     The Board of Directors recommends that
        stockholders vote "FOR" the ratification of KPMG Peat Marwick LLP

Change in Principal Accountants
-------------------------------

     Lovelace, Roby & Company, P.A. was previously the principal accountants for the Company. On September 14, 1995, their appointment as principal accountants was terminated and KPMG Peat Marwick LLP was engaged as principal accountants. The decision to change accountants was recommended by the Audit and Finance Committee of the Board of Directors. In connection with the audit of the fiscal year ended December 31, 1994, and during the interim period through September 14, 1995, there were no disagreements with Lovelace, Roby & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.


3.  OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the Annual Meeting. If any of the Board's nominees is unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.


May 21, 1997

LASERSIGHT INCORPORATED
PROXY
ANNUAL MEETING OF STOCKHOLDERS, JUNE 13, 1997


           This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints Michael R. Farris, Richard L. Stensrud, and Gregory L. Wilson and each of them as Proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of Common Stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on Friday, June 13, 1997 at 10:00 a.m. CDT, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows. If no directions are given below, said shares will be voted "FOR" items 1 and 2.

(1) ELECTION OF DIRECTORS.

FOR all nominees listed at right (except as marked to the contrary below)  [ ]

Withhold Authority for all nominees located at right  [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.) ____________________________

Nominees:
Emanuela Dobrin-Charlton
J. Richard Crowley
Michael R. Farris
Richard C. Lutzy
Francis E. O'Donnell, Jr., M.D.
Thomas Quinn
David T. Pieroni

(2) Ratify appointment of independent auditors.

FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(3) In their discretion to act on any other matters which may properly come before the Annual Meeting.

FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE

The Board of Directors Recommends You Vote FOR the above proposals.

Signature______________________________________________
Signature______________________________________________
Dated: _______________, 1997

Note:
Your signature should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.